Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-1 Nos. 333-144538 and 333-150371; Form S-3 Nos. 333- 112616,333-64368,333-12781,33-62427 and 333-16.3459; and Form S-8 Nos. 333-128086, 333-64664, 333-59242, 333-46066, 333-23261, and 33-62901) of our reports dated December 7, 2012 included in this Annual Report on Form 10-K/A of Ebix, Inc. and subsidiaries (the Company) relating to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows and the related consolidated financial statement schedule for each of the three years in the period ended December 31, 2011, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2011.

Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia

December 7, 2012